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Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004
Tel: 212-902-1000
                                                                    Exhibit 23.8

                                  [Letterhead]

PERSONAL AND CONFIDENTIAL

November 12, 1997

Board of Directors
AmVestors Financial Corporation
555 S. Kansas Avenue
Topeka, KS 66601

Re: Registration Statement on Form S-4 of AmerUs Life Holdings, Inc. ("AmerUs"), dated November 12, 1997, including the Prospectus of AmerUs and the Joint Proxy Statement of AmerUs and AmVestors Financial Corporation (the "Company")

Ladies and Gentlemen:

Reference is made to our opinion letter dated September 19, 1997, with respect to the fairness to the holders of the outstanding shares of Common Stock, no par value (the "Shares"), of the Company of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of September 19, 1997, among AmerUs, AFC Corp., a wholly-owned subsidiary of AmerUs (formerly Joe Corp.), and the Company (the "Agreement"). Pursuant to the Agreement, the Company will merge with AFC Corp. and each outstanding Share will be converted into the right to receive a number of shares of Series A Common Stock (the "AmerUs Common Stock"), no par value, of AmerUs, computed, subject to adjustment, such that each Share will be exchanged for at least 0.6724 shares of AmerUs Common Stock, as set forth in the Agreement (the "Exchange Ratio").

The foregoing opinion letter is for the information and assistance of the Board of Directors of the Company in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. In that regard, we understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

We hereby consent to the references to the opinion of our Firm dated September 19, 1997 in the cover letter to stockholders of the Company, under the captions "SUMMARY -- Opinions of Financial Advisors," "THE MERGER -- AmVestors' Reasons for the Merger; Recommendation of the AmVestors Board" and "THE MERGER -- Opinion of the Financial Advisor to the AmVestors Board," and to the inclusion of the foregoing opinion in the Prospectus/Joint Proxy Statement included in the above-mentioned Registration Statement. In giving such consent,
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November 12, 1997
Page Two

we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
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GOLDMAN, SACHS & CO.